UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

REVOLUTION MEDICINES, INC.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

76155X100

(CUSIP Number)

December 31, 2022

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group III, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,571,963 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,571,963 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,571,963 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by TCG III LP (as defined in Item 2(a) below). TCG III GP LP (as defined in Item 2(a) below) is the general partner of TCG III LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing partners of TCG III GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)

Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission on November 7, 2022 (the “Form 10-Q”).

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group III-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,775,236 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,775,236 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,775,236 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by TCG III-A LP (as defined in Item 2(a) below). TCG III GP LP is the general partner of TCG III-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing partners of TCG III GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group III GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,347,199 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,347,199 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,347,199 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

Consists of (i) 1,571,963 shares are held of record by TCG III LP and (ii) 1,775,236 shares held by TCG III-A LP. TCG III GP LP is the general partner of each of TCG III LP and TCG III-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey the managing partners of TCG III GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS Ponoi Capital, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 685,011 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 685,011 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,011 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by Ponoi LP (as defined in Item 2(a) below). Ponoi LLC (as defined in Item 2(a) below) is the general partner of Ponoi LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing members of Ponoi LLC and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS Ponoi Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 685,011 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 685,011 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,011 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

All such shares are held of record by Ponoi LP. Ponoi LLC is the general partner of Ponoi LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing members of Ponoi LLC and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS Ponoi Capital II, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 685,011 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 685,011 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,011 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by Ponoi II LP (as defined in Item 2(a) below). Ponoi II LLC (as defined in Item 2(a) below) is the general partner of Ponoi II LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing members of Ponoi II LLC and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS Ponoi II Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 685,011 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 685,011 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,011 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

All such shares are held of record by Ponoi II LP. Ponoi II LLC is the general partner of Ponoi II LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing members of Ponoi II LLC and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group IV, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,189,986 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,189,986 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,189,986 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by TCG IV LP (as defined in the Explanatory Note below). TCG IV GP LP (as defined in the Explanatory Note below) is the general partner of TCG IV LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing partners of TCG IV GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group IV-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 40,609 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 40,609 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,609 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by TCG IV-A LP (as defined in the Explanatory Note below). TCG IV GP LP is the general partner of TCG IV-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey are the managing partners of TCG IV GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group IV GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,230,595 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,230,595 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,230,595 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

Consists of (i) 1,189,986 shares are held of record by TCG IV LP and (ii) 40,609 shares held by TCG IV-A LP. TCG IV GP LP is the general partner of each of TCG IV LP and TCG IV-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Peter Svennilson, David Goeddel and Tim Kutzkey the managing partners of TCG IV GP LP and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

1.	NAMES OF REPORTING PERSONS The Column Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 46 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 46 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (2)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

All such shares are held of record by TCG (as defined in item 2(a) below). Peter Svennilson, David Goeddel and Tim Kutzkey are the managing members of TCG and may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 88,790,799 shares of Common Stock outstanding as of November 2, 2022, as reported by the Issuer in the Form 10-Q.

CUSIP No. 76155X100	13G

Explanatory Note

This Amendment No. 2 (“Amendment No. 2”) amends and supplements the Schedule 13G initially filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2021, as amended by Amendment No. 1 filed with the Commission on February 11, 2022 (collectively, the “Original Schedule 13G”) and is being filed by The Column Group, LLC (“TCG”), The Column Group III, LP (“TCG III LP”), The Column Group III-A, LP (“TCG III-A LP”), The Column Group III GP, LP (“TCG III GP LP”), The Column Group IV, LP (“TCG IV LP”), The Column Group IV-A, LP (“TCG IV-A LP”), The Column Group IV GP, LP (“TCG IV GP LP”), Ponoi Capital, LP (“Ponoi LP”), Ponoi Management, LLC (“Ponoi LLC”), Ponoi Capital II, LP (“Ponoi II LP”) and Ponoi II Management, LLC (“Ponoi II LLC” and together with TCG III LP, TCG III-A LP, TCG III GP LP, TCG IV LP, TCG IV-A LP, TCG IV GP LP, Ponoi LP, Ponoi LLC and Ponoi II LP, the “Reporting Entities”). Peter Svennilson, David Goeddel and Tim Kutzkey are the managing partners of TCG III GP LP and TCG IV GP LP and the managing members of TCG, Ponoi LLC and Ponoi II LLC. The agreement among the Reporting Entities to file jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act is filed as Exhibit 1 to this Amendment No. 2. Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment No. 2 have the meanings ascribed to them in the Original Schedule 13G.

Item 4.	Ownership.

(a) Amount beneficially owned:

See Row 9 of the cover page for each Reporting Entity and the corresponding footnotes.*

CUSIP No. 76155X100	13G

(b) Percent of class:

See Row 11 of the cover page for each Reporting Entity and the corresponding footnotes.*

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Row 5 of the cover page for each Reporting Entity and the corresponding footnotes.*

(ii) Shared power to vote or to direct the vote

See Row 6 of the cover page for each Reporting Entity and the corresponding footnotes.*

(iii) Sole power to dispose or to direct the disposition of

See Row 7 of the cover page for each Reporting Entity and the corresponding footnotes.*

(iv) Shared power to dispose or to direct the disposition of

See Row 8 of the cover page for each Reporting Entity and the corresponding footnotes.*

*	Each of the Reporting Entities disclaims beneficial ownership as to such securities, except to the extent of its pecuniary interest therein.

Material to be Filed as Exhibits.

Exhibit 1 – Joint Filing Agreement.

CUSIP No. 76155X100	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2023.

THE COLUMN GROUP III, LP		THE COLUMN GROUP III GP, LP

By:	The Column Group III GP, LP

By:	/s/ James Evangelista, Attorney in Fact	By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista	Name:	James Evangelista
Title:	Attorney in Fact	Title:	Attorney in Fact

PONOI CAPITAL, LP		PONOI MANAGEMENT, LLC

By:	Ponoi Management, LLC

By:	/s/ James Evangelista, Attorney in Fact	By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista	Name:	James Evangelista
Title:	Attorney in Fact	Title:	Attorney in Fact

PONOI CAPITAL II, LP		PONOI II MANAGEMENT, LLC

By:	Ponoi II Management, LLC

By:	/s/ James Evangelista, Attorney in Fact	By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista	Name:	James Evangelista
Title:	Attorney in Fact	Title:	Attorney in Fact

THE COLUMN GROUP III-A, LP		THE COLUMN GROUP, LLC

By:	The Column Group III GP, LP

By:	/s/ James Evangelista, Attorney in Fact	By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista	Name:	James Evangelista
Title:	Attorney in Fact	Title:	Attorney in Fact

THE COLUMN GROUP IV, LP		THE COLUMN GROUP IV-A, LP

By:	The Column Group IV GP, LP	By:	The Column Group IV GP, LP

By:	/s/ James Evangelista, Attorney in Fact	By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista	Name:	James Evangelista
Title:	Attorney in Fact	Title:	Attorney in Fact

THE COLUMN GROUP IV GP, LP

By:	/s/ James Evangelista, Attorney in Fact
Name:	James Evangelista
Title:	Attorney in Fact